Exhibit (d)(11)

JOHN HANCOCK FUNDS III

AMENDMENT TO SUBADVISORY AGREEMENT

AMENDMENT (the “Amendment”) made this 26th day of June, 2019, to the Subadvisory Agreement dated July 15, 2014 (the “Agreement”) between Wellington Management Company LLP, a Delaware limited liability partnership, and John Hancock Investment Management LLC (formerly, John Hancock Advisers, LLC), a Delaware limited liability company. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN APPENDIX A

Appendix A is amended to restate the fee schedule for John Hancock U.S. Quality Growth Fund (f/k/a John Hancock Strategic Growth Fund).

2.	EFFECTIVE DATE

The Amendment shall become effective on July 10, 2019, following approval of the Amendment by the Board of Trustees of the Trust.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT LLC

By:	/s/ Jay Aronowitz
Name:	Jay Aronowitz
Title:	Chief Investment Officer

WELLINGTON MANAGEMENT COMPANY LLP

By:	/s/ Steven Muson
Name:	Steven Muson
Title:	Senior Managing Director
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APPENDIX A

The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to assets managed by the Subadviser for each Portfolio, the fee computed separately for such Portfolio assets at an annual rate as follows (the “Subadviser Fee”)

Portfolio	First $500 million of Net Assets	Next $500 million of Net Assets	Next $1 billion of Net Assets	Excess over $2 billion of Net Assets
John Hancock International Growth Fund	XXX%	XXX%	XXX%	XXX%

Portfolio	First $500 million of Net Assets	Next $1 billion of Net Assets	Excess over $1.5 billion of Net Assets
John Hancock U.S. Quality Growth Fund (f/k/a John Hancock Strategic Growth Fund)[1]	XXX%	XXX%	XXX%

1 For purposes of determining Aggregate Net Assets, the net assets of the Manulife U.S. Diversified Growth Equity Fund, a series trust of The Manufacturers Life Insurance Company, are included.

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